Exhibit 10.1

Chemviron Carbon
European Operations of Calgon Carbon Corporation

EMPLOYMENT CONTRACT

THE UNDERSIGNED:
Chemviron Carbon, Belgian branch of Calgon Carbon Corporation, having its headquarters at Zoning Industriel C, 7181 Feluy,

hereinafter referred to as "the Employer"

AND Mr. Reinier KEIJZER
Landbouwlaan 10
3090 OVERIJSE

hereinafter referred to as "the Employee"

HAVE AGREED ON THE FOLLOWING:

1.	Duration

The Employer recruits the Employee to serve in Belgium as "EXECUTIVE DIRECTOR" of the Employer from 1 October 2007 for an indefinite period, under the terms and conditions set out in the present Contract.

2.	Tasks

The Employee shall be responsible for the management of the Financial department for the European operations of the Employer. The Employer may, within reasonable limits, assign at any time to the Employee more extensive or different responsibilities and tasks in relation to those for which he was recruited. Such modifications shall not constitute a breach or grounds for termination of the Contract and shall not be considered a modification of one or more of the essential conditions of the Contract, provided that they do not have the effect of reducing the Employee's remuneration or the level of his responsibilities, that they are maintained within limits compatible with his qualifications and that they do not cause other serious harm to the Employee.

Similarly, placing by the Employer one or more echelons of intermediate management between the Employee and his hierarchical superior or changing the titles of employees shall not constitute a breach or grounds for termination.

Within the framework of the present Contract, the Employee undertakes to perform his tasks loyally and to the best of his abilities.

3.	Place of work

The Employee shall work in the offices of the Employer located at Zoning Industriel de Feluy, B-7181, Feluy, Belgium.

In addition, it is expressly agreed that moving the place of operation or the place of work may not be considered as a fundamental change in the working conditions.

4.	Remuneration

The Employee's gross annual remuneration shall be set at 135,000 euros, i.e. a monthly remuneration of 9698.28 euros multiplied by 13.92 (it being understood that the Employee is entitled to a thirteenth month and holiday bonuses in accordance with the applicable legislation).

The parties agree that this remuneration is payment in return for all the duties performed by the Employee (Executive Director of the Employer) and the performance of his duties as director within the English and German companies of the group, namely Chemviron Carbon Ltd (hereinafter referred to as "the English company") and Chemviron Carbon GmbH (hereinafter referred to as "the German company").

The remuneration, less withholding tax and other legal deductions, shall be payable by transfer to the Employee's postal or bank account. The Employee may also receive a bonus ("incentive payout"), of which the objective ("target") shall be determined by the policy in force within the company.

Any reward or donation or other advantage that the Employer may award or grant from time to time to the Employee and even on a regular basis, on a voluntary basis without being obliged by law, by a collective agreement or under the terms of the present Contract shall not be part of the Employee's contractual remuneration. The payment of such a reward or the granting of such a donation or such an advantage shall not give entitlement to receive such a reward, donation or advantage in the future.

The remuneration shall be the subject of an annual revision.

5.	Costs

The reasonable costs incurred by the Employee in the exercise of his duties shall from time to time be refunded to the Employee.

6.	Working hours

The Employee shall work on the basis of trust and management and shall therefore not be subject to the rules concerning overtime.

The remuneration mentioned in article 4 shall constitute the remuneration for all the services performed during and outside normal working hours.

7.	Cumulation of the duties of Executive Director and Director

The Employer undertakes to enable the Employee to devote from time to time a portion of his working time to the exercise of the duties as director as referred to in article 4 § 2 of the present Contract. The Employee undertakes to use this time for the exercise of said duties.

8.	Conflict of interest

Subject to article 7 of the present Contract, the Employee undertakes to devote all his working hours and all his efforts to the interests of the Employer, not to accept any other employment and not to carry out, for the duration of the present Contract, any activity external to the company that could in any way generate a conflict with his duties within the Employer or impair the proper exercise of such duties.

9.	Return of materials

The Employee undertakes to hand over to the Employer, at his request and in any case immediately upon termination of the present Contract, any and all reports, documentation and correspondence as well as any and all materials, tools and equipment that may have been placed at his disposal by the Employer.

10.	Regulations and directives of the Employer

The Employee undertakes to comply with any and all regulations, directives and instructions that the Employer may establish with a view to the proper conduct of his affairs.

11.	Confidentiality

Any and all information, including customer lists, financial, commercial and technical information, information on salaries, specifications, reports and other information of any kind relating directly or indirectly to the affairs of the Employer that may be disclosed to the Employee by the Employer or by any of his directors, auditors, employees or external consultants or which may have come to the knowledge of the Employee in the course of his employment with the Employer shall be considered as confidential information.

The Employee shall at all times, during the performance of the present Contract and after its termination, maintain the secrecy of such confidential information and shall abstain from disclosing it in any manner or for any reason whatsoever and from using it for his personal benefit or for the benefit of any person other than the Employer.

12.     End of the contract

Each party may terminate the present employment contract in accordance with the provisions of the law of 3 July 1978 on employment contracts.

In the event that the Employer terminates the present Contract (except for serious misconduct), the Employer undertakes to specify a period of notice and/or, where appropriate, to pay compensation in lieu of notice calculated on the Employee's gross annual remuneration, as provided for in article 4 of the present Contract (and this whether or not the Employee continues to perform his duties as director within the German and English companies).

The Employer reserves the right to terminate the present Contract at any time and without notice or indemnity in the event of serious misconduct committed by the Employee, such as, for example, insubordination, physical violence, unjustified absences or delays, the refusal to perform tasks properly assigned to him, the disclosure of confidential information relating to the Employer or the communication to the Employer of false or inaccurate information at the time of concluding the present Contract or at a later date.

13.      Non-competition clause

For a period of 12 months from the termination of the present Contract, within the limits laid down by the legal provisions and the collective agreements in force, the Employee shall refrain from carrying out in Europe or in any region in which Chemviron Carbon carries on activities or in which customers of Chemviron Carbon are established, directly or indirectly, alone or as a partner of a partnership or as manager, director, employee or partner of a company whose activities are similar to those of the Employer or in any other way, any activities similar to those which are or may be entrusted to him within the framework of the present Contract.

Unless he completely waives the effective application of the present clause within fifteen (15) days from the date of termination of the Contract, the Employer shall pay to the Employee an indemnity corresponding to half of the gross remuneration of the last month of work multiplied by the number of months of application of the clause.

If the Employee does not comply with the obligations imposed on him by the present article, he shall be required to refund the amount that has been paid to him by the Employer pursuant to the foregoing paragraph and in addition, by way of indemnity, an equivalent amount, without prejudice to the Employee's right to claim a higher indemnity based on the actual loss incurred.

14.      Company car

The Employer shall make available to the Employee a company vehicle in accordance with the Employer's company car policy.

A monthly amount calculated on the basis of the policy of the company shall be reinvoiced to the Employee for private use of the company vehicle. Any increase in the cost of the advantage of the vehicle shall be borne by the Employee.

15.      Insurance schemes

The Employee expressly declares that he agrees to join the company's supplementary pension scheme and acknowledges that he has received a copy of said pension scheme.

In addition, the Employer has taken out for his personnel a collective hospitalization insurance policy and a life insurance policy.

Furthermore, the Employer undertakes to take the necessary steps to complete the Swisslife scheme without any interruption (starting date 1 April 2002).

16.      Seniority

It is expressly agreed that the Employee's seniority shall be considered as having commenced on 1 April 2002.

Done at Feluy on 01 October 2007 in duplicate, whereby each party recognizes that he has received an original.

/s/ Reinier KEIJZER	/s/ C.H.S. Majoor
Senior Vice-President

Chemviron Carbon
European Operations of Calgon Carbon Corporation

Mr. Reinier KEIJZER
Landbouwlaan, 10
3090 OVERIJSE

01 October 2007

Our ref.: HR/ndb/07.233

Dear Sir,

Following the interview you had with Mr. C.H.S. Majoor, we are pleased to confirm the following contractual data:

●	The present document is a firm employment intention to serve as "EXECUTIVE DIRECTOR" of the Employer from 1 October 2007 for an indefinite period. The contract shall be governed by Belgian laws.
●	The proposed annual remuneration is €135,000.00 (gross) (remuneration that shall cover not only Belgium but also England and Germany, where you shall perform the duties of director).
●
You shall be affiliated to the Swisslife supplementary pension scheme and to the collective hospitalization and outpatient care insurance policy and the disability insurance policy. Furthermore, the Employer undertakes to take the necessary steps to complete the Swisslife scheme without any interruption for 2007.

●	It is expressly agreed that the Employee's seniority shall be taken into consideration from 1 April 2002.
●
Luncheon vouchers with a face value of €6.00 (employer's contribution €4.91 and worker's contribution €1.09) shall be awarded on the basis of the number of actual working days completed by each worker, in accordance with the legal requirements.

●	You shall have a company car (reference car: category I) according to the policy in force within the company.
●	Furthermore, we confirm that you shall receive a one-off gross bonus of €20,000 (which shall be paid in April 2008).

We thank you for your interest in our company.

Yours sincerely,

/s/ C.H.S. Majoor
C.H.S. MAJOOR
Senior Vice-President

Chemviron Carbon
European Operations of
Calgon Carbon Corporation

Mr. Reinier KEIJZER
Landbouwlaan, 10
3090 OVERIJSE
Feluy, 01 October 2007

Dear Sir,

We hereby confirm your remuneration as Executive Director from 1 October 2007:

1.	For your activities within the Belgian branch, an employment contract is concluded directly with the Belgian branch (hereinafter referred to as "the Belgian contract").
2.
Under the Belgian contract, your basic annual remuneration shall amount to 85,000 euros (gross), namely a basic monthly remuneration of 6,106.32 euros multiplied by 13.92 (it being understood that you are entitled to a thirteenth month and holiday bonuses in accordance with the applicable legislation).

3.
In addition, within the framework of your activities as director within the English company, you shall receive an annual indemnity of 36,000 euros (gross), and within the framework of your activities as director within the German company an annual indemnity of 14,000 euros (gross).

4.
The total amount of your remuneration, i.e. 135,000 euros (gross) (85,000 + 36,000 + 14,000), shall be your "theoretical reference remuneration". This theoretical reference remuneration shall be taken into account for:

●	the payment of the premiums within the framework of the group insurance;
●	the calculation of the duration of notice or the compensation in lieu of notice plus, where appropriate, the other salary and profits components;
●	the index-linking of your remuneration.

However, the parties agree that this theoretical reference remuneration shall not give entitlement in any way to the payment of a higher remuneration than that set under the terms of the Belgian employment contract. However, in the event of dismissal as director, the employment contract shall continue with this theoretical reference remuneration.

5.
Your starting date is 1 April 2002. This date shall be the basis for any calculation (e.g. group insurance, duration of notice or compensation in lieu of notice, etc.), taking into account your seniority.

6.	The Belgian, English and German companies shall apply to your statutes the European regulations on social security.

We would be grateful if you could send us a copy of the present document with your signature preceded by the handwritten words "Read and approved". However, if the Belgian contract is not signed, the present proposal shall be null and void and shall give you no entitlements.

Yours sincerely,
/s/ Reinier Keijzer	/s/ C.H. S. Majoor
The Employee	C.H.S. Majoor
"Read and approved"	Senior Vice-President